Item 5.  Other Events

         On May 13, 1997, WIC Acquisition Corporation ("WAC"), a wholly-owned subsidiary of Interchange Financial Services Corporation (the "Registrant") merged with an independent corporation called Washington Interchange Corporation ("WIC"). As a result of the merger, WIC became a wholly owned subsidiary of the registrant. Messrs. Andora, Eccleston and O'Connor, members of the Board of Directors of the Registrant, each had a ten percent ownership in WIC.

         The principal assets of WIC consisted of a banking premises located in Washington Township, New Jersey, (which at the time of the merger was leased by Interchange State Bank ("ISB"), a wholly-owned subsidiary of the Registrant) and 124,855 shares of the Registrant's common stock.

         The acquisition price was based upon: (i) $500,000 for WIC's real estate (based upon discounting the fair market value as determined by independent valuations); and (ii) the average closing price of the Registrant's common stock for the ten trading days immediately preceding the date that was seven days prior to closing date or $19.175 per share.

         153,040 shares of the Registrant's common stock were issued in exchange for the above mentioned assets of WIC which also included cash and other assets totaling $40,460.

         Interchange State Bank is a full-service commercial bank based in Saddle Brook, N.J., with branches in Elmwood Park, Franklin Lakes, Garfield, Hillsdale, Little Ferry, Lodi, Oakland, Park Ridge, Rochelle Park, Saddle Brook, and Washington Township.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     INTERCHANGE FINANCIAL SERVICES CORPORATION

                                     By:  /s/Anthony Labozzetta
                                          ------------------------------------
                                           Anthony Labozzetta
                                           Senior Vice President and Treasurer

Date:  May 15, 1997